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                                                                     EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             COMBIMATRIX CORPORATION



I. The present name of the Corporation is CombiMatrix Corporation. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 11, 2000

II. This Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on July 11, 2000, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law, and was approved by written consent of the stockholders of the Corporation given in accordance with the provisions of Section 228 of the General Corporation Law, prompt notice of such action will be given to those stockholders who did not consent in writing.

III. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                                    Article I

        The name of the corporation is CombiMatrix Corporation (the "Corporation").

                                   Article II

        The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street in the City of Dover, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

                                   Article III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   Article IV

        A. The total number of shares of all classes that this Corporation shall have the authority to issue shall be three hundred fifty million (350,000,000), which shall be divided into two classes, one to be designated "Common Stock," which shall consist of three hundred million (300,000,000) authorized shares, $0.001 par value per share, and a second class to be designated as "Preferred Stock," which shall consist of fifty million (50,000,000) authorized shares, $0.001 par value per share.


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        B. The Preferred Stock may be issued from time to time in one or more series, each series to be appropriately designated by a distinguishing number, letter or title prior to the issue of any shares thereof.

        C. Each series of Preferred Stock shall consist of such number of shares and have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation (the "Board of Directors"), and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

        The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                (i) the number of shares constituting that series and the distinctive designation of that series;

                (ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

                (iv) whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                (v) whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                (vi) whether the series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

                (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                (viii) any other relative rights, preferences and limitations of that series.

                                    Article V

        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the Bylaws of the Corporation.


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                                   Article VI

        A. Subject to the rights of the holders of any series of Preferred Stock, the number of directors of the Corporation shall be fixed from time to time by a Bylaw of the Corporation or amendment thereof duly adopted by the Board of Directors.

        B. The directors, other than those who may be elected by the holders of Preferred Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation pursuant to the terms of this Restated Certificate of Incorporation or any resolution or resolutions providing for the issuance of such class or series of stock adopted by the Board of Directors, shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible. The term of office for the Class I directors shall expire at the annual meeting of the stockholders in 2001; the term of office for the Class II directors shall expire at the annual meeting of the stockholders in 2002; and the term of office for the Class III directors shall expire at the annual meeting of the stockholders in 2003. At each annual meeting of the stockholders commencing in 2001, the successors to the directors whose terms are expiring shall be elected to a term expiring at the third succeeding annual meeting of the stockholders. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

        C. Notwithstanding any other provisions of this Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of this Article VI may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of the Corporation's stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

                                   Article VII

        Unless and except to the extent that the Bylaws of the Corporation shall so require, election of directors need not be by written ballot.

                                  Article VIII

        A. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


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        B. Special meetings of stockholders may be called only by the Board of
Directors, the Chairman of the Board of Directors, the Chief Executive Officer, or Acacia (as defined below in Article IX) and may not be called by any other person or persons; provided that the right of Acacia to call a special meeting of stockholders shall cease at such time as Acacia and any person controlling, controlled by or under common control with Acacia shall first cease to be the owner, in the aggregate, of at least 25 percent of the Voting Stock.

                                   Article IX

        A. Certain Acknowledgments. The provisions of this Article IX shall (a) regulate and define the conduct of certain affairs of the Corporation in relation to business transactions between the Corporation and the Acacia Affiliated Companies (as defined below in this Article IX) and (b) set forth and define the powers, rights, duties and liabilities of the Corporation and its directors, officers, and stockholders in connection with such transactions, in recognition and anticipation that: Acacia will remain for the foreseeable future a significant stockholder of the Corporation; that directors, officers and/or employees of an Acacia Affiliated Company may serve as directors, officers and/or employees of the Corporation; that Acacia Affiliated Companies, directly or indirectly, engage and may engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, engages or may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, engages or may engage; and that the Corporation engages and may engage in business transactions with the Acacia Affiliated Companies.

        B. Corporate Opportunities.

        1. Business Entity Level. Subject to Section B.2 of this Article IX, if an Acacia Affiliated Company acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both an Acacia Affiliated Company and the Corporation, the Acacia Affiliated Company shall be under no obligation to communicate or present such corporate opportunity to the Joint Business Development Committee (as defined below in this Article IX) and shall not be liable to the Corporation or its stockholders by reason of the fact that such Acacia Affiliated Company pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity (including another Acacia Affiliated Company), or does not present such corporate opportunity to the Joint Business Development Committee.

        2. Interlocking Director/Officer Level. If a director or officer of the Corporation who is also a director or officer of an Acacia Affiliated Company acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and any Acacia Affiliated Company, such director or officer of the Corporation shall not be liable to the Corporation or its stockholders by reason of the fact that such Acacia Affiliated Company pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not present such corporate opportunity to the Joint Business Development Committee, if such director or officer acts in a manner consistent with the following policy:

                (i) a corporate opportunity for both the Corporation and any Acacia Affiliated Company offered to any person who is a director but not an officer of the Corporation


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        and who is also a director or officer of an Acacia Affiliated Company shall first be offered to the Joint Business Development Committee only if such opportunity is expressly offered to such person solely in his capacity as a director of the Corporation, and otherwise shall first be offered to such Acacia Affiliated Company; and

                (ii) a corporate opportunity for both the Corporation and any Acacia Affiliated Company offered to any person who is an officer of the Corporation and who is also a director but not an officer of an Acacia Affiliated Company shall first be offered to the Joint Business Development Committee, unless such opportunity is expressly offered to such person solely in his capacity as a director of such Acacia Affiliated Company in which case such opportunity shall first be offered to such Acacia Affiliated Company.

For the purposes of this Article IX, "corporate opportunity of the Corporation" shall be any business opportunity which the Corporation is financially able to undertake, which is, from its nature, in the line of the Corporation's business, of practical advantage to the Corporation and is one in which the Corporation has an interest or a reasonable expectancy, and which, by having an Acacia Affiliated Company embrace the opportunity, will result in a conflict between the interest or reasonable expectancy of the Corporation and the interest or reasonable expectancy of an Acacia Affiliated Company or its officers or directors.

        C. Joint Business Development Committee. If a transaction between one or more Acacia Affiliated Companies and the Corporation shall arise, or a corporate opportunity is presented to the Joint Business Development Committee in accordance with Section B of this Article IX, the Joint Business Development Committee shall convene and examine the relevant facts, formulate a proposed arrangement between the Corporation and the Acacia Affiliated Companies and submit its written recommendation with respect thereto to the body referred to in Section C of this Article IX that has been selected to consider the fairness to the Corporation of the recommendation. A majority of the members of the Joint Business Development Committee shall constitute a quorum, and the approval of all members present and constituting a quorum shall be required to take action by the Joint Business Development Committee. The notice and other procedural requirements set forth in the Bylaws of the Corporation applicable to committees of the Corporation's Board of Directors shall be applicable to the conduct of the affairs of the Joint Business Development Committee. The Board of Directors of the Corporation shall appoint such number of members of the Joint Business Development Committee as shall be provided from time to time in the Bylaws of the Corporation.

        D. Certain Agreements and Transactions Permitted; Certain Fiduciary Duties of Certain Stockholders, Directors and Officers. Subject to Section F of this Article IX, agreements (or modifications or supplements to pre-existing agreements, or allocations of corporate opportunities of the Corporation) between the Corporation and any Acacia Affiliated Company pursuant to which the Corporation and such Acacia Affiliated Company agree to engage in transactions of any kind or nature with each other, or the performance of such agreement by the Corporation or Acacia Affiliated Company, shall not be considered contrary to (a) any fiduciary duty that Acacia Affiliated Companies may owe to the Corporation or to any stockholder or other owner of an equity interest in the Corporation by reason of the Acacia Affiliated Companies being a controlling stockholder of the Corporation or participating in the control of the Corporation or (b) any fiduciary duty of any director or officer of the Corporation who is also


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a director, officer or employee of an Acacia Affiliated Company may owe to the
Corporation, or to any stockholder thereof, if a recommendation in favor of such agreement or transaction has been made by the Joint Business Development Committee pursuant to Section C of this Article IX and any of the following additional conditions shall have been satisfied:

                (i) such agreement or, in the case of any such transaction that was not entered into in the performance of an agreement, such transaction, shall have been approved or ratified as being fair to the Corporation by the Board of Directors of the Corporation by the affirmative vote of a majority of the members (even though less than a quorum) who are not Interested Persons (as defined below in this Article
        IX) in respect of such agreement; provided, however, that, before approval of such agreement, the material facts of the relationship between the Corporation and the Acacia Affiliated Company and the material terms and facts as to such agreement were disclosed to or were known by the members of the Board of Directors who acted on approval of such agreement; or

                (ii) such agreement or, in the case of any such transaction that was not entered into in the performance of an agreement, such transaction, was approved as being fair to the Corporation by the affirmative vote of the holders of a majority of the shares of Voting Stock entitled to vote thereon and who voted thereon, exclusive of any Acacia Affiliated Company, its officers, its directors and any Interested Person in respect of such agreement.

Subject to Section F of this Article IX, Acacia as a stockholder of the Corporation or participant in control of the Corporation, shall not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction that meets the requirements of any of clauses
(i) or (ii) of the immediately preceding sentence and any director, officer or employee of the Corporation who is also a director, officer or employee of an Acacia Affiliated Company shall not have or be under any fiduciary duty to the Corporation to refrain from acting on behalf of the Corporation in respect of any agreement or transaction that meets the requirements of any of clauses (i) or (ii) of the immediately preceding sentence. Any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article IX.

        E. For purposes of this Article IX, the following definitions shall apply:

                (a) "Acacia" shall mean Acacia Research Corporation, a Delaware corporation, and any corporate successors thereof.

                (b) "Acacia Affiliated Company" shall mean Acacia and any Business Entity that is controlled by Acacia, controls Acacia or is under common control with Acacia (other than the Corporation).

                (c) "Business Entity" shall mean any corporation, partnership, limited partnership, limited liability company or other business entity.

                (d) "Corporation" shall mean the Corporation and any Business Entity that is controlled by the Corporation


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                (e) "Interested Person" in respect of an agreement or
        transaction referred to in Section C of this Article IX shall mean any director, officer or employee of any of the Acacia Affiliated Companies and any person who has a financial interest that is material to such person in any of the Acacia Affiliated Companies or otherwise has a personal financial interest that is material to such person in such agreement or transaction; provided, however, that no such financial interest shall be considered material by reason of a person's ownership of securities of any of the Acacia Affiliated Companies, if such ownership of securities has been determined in good faith not to be reasonably likely to influence such individual's decision on behalf of the Corporation in respect of the agreement or transaction either in the specific instance by, or pursuant to a policy adopted by, the Board of Directors of the Corporation by the affirmative vote of a majority of the members (even though less than a quorum) who are not directors, officers or employees of any of the Acacia Affiliated Companies by the affirmative vote of a majority of such committee.

                (f) "Joint Business Development Committee" shall mean a committee so designated by the Board of Directors of the Corporation which shall consist of an equal number of designees of the Corporation and of Acacia.

        F. The provisions of this Article IX shall have no further force or effect at such time as Acacia and any person controlling, controlled by or under common control with Acacia shall first cease to be the owner, in the aggregate, of at least 25 percent of the Voting Stock; provided, however, that such termination shall not terminate the effect of such provisions with respect to
(a) any agreement between the Corporation and any Acacia Affiliated Companies that was entered into before such time or any transaction entered into in the performance of such agreement, whether entered into before or after such time, or (b) any transaction entered into between the Corporation and any of the Acacia Affiliated Companies or the allocation of any opportunity between them before such time.

        G. Notwithstanding any other provisions of this Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of this Article IX may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class.

                                    Article X

        A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of Delaware as the same exists or may hereafter be amended. If the General Corporation Law of Delaware is amended after the date of the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or


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modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

                                   Article XI

        The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, his or her testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. No repeal or modification of this Article by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article at the time of such repeal or modification.

                                   Article XII

        The Corporation hereby reserves the right at any time and from time to time to amend, alter, change, or repeal any provisions contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by or pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

                           [Signature Page to Follow]


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        IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by Stephen G. Burke, its Executive Vice President of Finance, and acknowledged by Patrick D. de Maynadier, its Secretary, on this 15th day of November 2000.



                                       By: /s/ Stephen G. Burke
                                           -------------------------------
                                           Stephen G. Burke
                                           Executive Vice President of Finance

ATTEST:


By: /s/ Patrick D. de Maynadier
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    Patrick D. de Maynadier
    Secretary


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